As filed with the Securities and Exchange Commission on June 12, 2014

Registration No. 333-167139

333-145036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167139

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145036

UNDER

THE SECURITIES ACT OF 1933

THE DOLAN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	43-43-2004527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 South Ninth Street, Suite 2300, Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

DOLAN MEDIA COMPANY 2007 INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED

DOLAN MEDIA COMPANY 2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Vicki Duncomb

Vice President and Chief Financial Officer

The Dolan Company

706 Second Avenue South, Suite 1200

Minneapolis, Minnesota 55402

(612) 317-9420

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

W. Morgan Burns

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of The Dolan Company, a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-167139) filed on May 27, 2010, pertaining to the registration of 2,100,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), to be offered or sold under the Registrant’s 2007 Incentive Compensation Plan, as amended and restated (the “2007 Incentive Compensation Plan”); and

•	Registration Statement on Form S-8 (File No. 333-145036) filed on August 1, 2007, pertaining to the registration of (i) 2,700,000 shares of Common Stock to be offered or sold under the 2007 Incentive Compensation Plan; and (ii) 900,000 shares of Common Stock to be offered or sold under the Registrant’s 2007 Employee Stock Purchase Plan (the “ESPP”).

The Registration Statements identified above are collectively referred to as the “Registration Statements” and the 2007 Incentive Compensation Plan and the ESPP are collectively referred to as the “Plans”.

On December 26, 2013, the Registrant received written notice from the listing qualifications department of The New York Stock Exchange (the “NYSE”) that the Registrant was not in compliance with the NYSE’s continued listing standards regarding the price of its Common Stock and that the Common Stock was subject to suspension and delisting if the Registrant did not effectively remediate the noncompliance. The NYSE filed a Form 25 with the Securities and Exchange Commission on February 14, 2014, to delist the Common Stock, and the delisting of the Common Stock became effective ten days after such filing.

Pursuant to the Debtors’ Modified Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), which, pursuant to Chapter 11 of the Code, was confirmed by an order, entered June 9, 2014, of the Bankruptcy Court, the Registrant underwent a merger and a conversion from a Delaware corporation into a Delaware limited liability company on June 12, 2014 (the “Effective Date”). After giving effect to the merger and conversion, the Common Stock was discharged pursuant to section 1141(d) of the Code, cancelled, released, and extinguished on the Effective Date pursuant to the Plan.

Pursuant to the undertaking of the Registrant contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K under the Securities Act of 1933, as amended, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof. Such securities consist of 2,115,353 shares of Common Stock under the 2007 Incentive Compensation Plan and 900,000 shares of Common Stock under the ESPP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 12, 2014.

THE DOLAN COMPANY

By:	/s/ Vicki Duncomb
Name: Vicki Duncomb
Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kevin Nystrom Kevin Nystrom	Chief Restructuring Officer (principal executive officer)	June 12, 2014

/s/ Vicki Duncomb Vicki Duncomb	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 12, 2014

/s/ John C. Bergstrom John C. Bergstrom	Director	June 12, 2014

/s/ Anton J. Christianson Anton J. Christianson	Director	June 12, 2014

/s/ Bill L. Fairfield Bill L. Fairfield	Director	June 12, 2014

/s/ Arthur F. Kingsbury Arthur F. Kingsbury	Director	June 12, 2014

/s/ Lauren Rich Fine Lauren Rich Fine	Director	June 12, 2014

/s/ George Rossi George Rossi	Director	June 12, 2014

/s/ Gary H. Stern Gary H. Stern	Director	June 12, 2014